UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2008

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia	22031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 13, 2008, ICF International, Inc. (the “Company” or “ICF”), ICF Consulting Group, Inc. (“ICF Consulting”), and various other subsidiaries of the Company, as co-borrowers (collectively, the “Borrowers”), modified their existing credit agreement by entering into a Sixth Modification to the Amended and Restated Business Loan and Security Agreement and other Loan Documents, with Citizens Bank of Pennsylvania, as Lenders’ Agent and their other lenders (the “Sixth Amendment”). The following primary changes were made pursuant to the Sixth Amendment: (i) the Agent and Lenders consented to the Borrowers’ acquisition of Jones & Stokes Associates, Inc. (“Jones & Stokes”) pursuant to the terms of the Merger Agreement (as defined in Item 2.01 below); (ii) the maximum principal amount of Facility A was increased by Ten Million Dollars, from One-Hundred Fifteen Million Dollars to One-Hundred Twenty-Five Million Dollars, the proceeds of which will be used, in part, to finance the Jones & Stokes acquisition; and (iii) the amendment of certain other terms and provisions set forth in and/or contemplated by the loan agreement.

The description of the Sixth Amendment is qualified in its entirety by the full text of the Sixth Amendment attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On February 13, 2008, ICF International, Inc., a Delaware corporation (“ICF”) and ICF’s wholly owned subsidiary ICF Consulting Group, Inc. (“ICF Consulting”) completed their acquisition of Jones & Stokes Associates, Inc., a California corporation (“J&S”), pursuant to an Agreement and Plan of Merger and Reorganization dated as of January 23, 2008, by and among ICF Consulting, ICF, ICF Consulting Group Acquisition, Inc., J&S, J&S shareholders named therein and John W. Cowdery as J&S shareholders representative (the “Merger Agreement”). Under the terms of the Merger Agreement, among other things, ICF paid an aggregate purchase price of $50.0 million, consisting of: (a) a net closing cash amount of approximately $42.5 million, reduced by a working capital adjustment and unpaid J&S expenses relating to the Merger, including expenses of the J&S shareholders representative; and (b) the $7.5 million remainder held in escrow by an escrow agent. The escrow consist of (a) $2.5 million intended to cover the amount, if any, by which J&S’s working capital immediately prior to the Merger closing, subject to certain adjustments, was less than $9.5 million; and (b) the $ 5.0 million remainder as an escrow, as increased after the above-referenced working capital adjustment by the balance of the above-referenced working capital escrow, intended to fund any indemnification claims of ICF and ICF Consulting with respect to breaches of representations, warranties and covenants of J&S and J&S shareholders in the Merger Agreement.

The description of the Merger Agreement is qualified in its entirety by the full text of the Agreement attached as Exhibit 2.1 hereto and incorporated herein by reference.

The Merger Agreement has been attached to provide investors with information regarding its terms and conditions and is not intended to provide any factual information about ICF, ICF Consulting or J&S. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in the disclosure schedules provided by J&S to ICF in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between ICF and J&S, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about ICF or J&S.

Item 8.01	Other Events

On February 14, 2008, the Company issued a press release announcing the acquisition of Jones & Stokes. A copy of the release is attached hereto as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits

(a) Financial statements of businesses acquired

As permitted by Item 9.01(a)(4) of Form 8-K, ICF will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date this Form 8-K must be filed.

(b) Pro forma financial information

As permitted by Item 9.01(b)(2) of Form 8-K, ICF will, if required, file the financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date this Form 8-K must be filed.

(c) Shell company transactions

Not applicable.

(d) Exhibits

2.1	Merger Agreement dated as of January 23, 2008 by and among ICF International, Inc., ICF Consulting Group, Inc., Jones & Stokes Associates, Inc., and Other Parties Named Herein

10.1	Sixth Modification to Amended and Restated Business Loan and Security Agreement and Other Loan Documents, dated February 14, 2008

99.1	Press Release Dated February 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: February 15, 2008	By:	/s/ Judith B. Kassel
Judith B. Kassel
General Counsel and Secretary

Exhibit Index

Exhibit No.	Document
2.1	Merger Agreement dated as of January 23, 2008 by and among ICF International, Inc., ICF Consulting Group, Inc., Jones & Stokes Associates, Inc., and Other Parties Named Herein

10.1	Sixth Modification to Amended and Restated Business Loan and Security Agreement and Other Loan Documents, dated February 13, 2008

99.1	Press Release Dated February 13, 2008